Exhibit 5.1

November 10, 2004

Mission Resources Corporation
1331 Lamar Street, Suite 1455
Houston, Texas 77010-3039

     Re: Mission Resources Corporation Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to Mission Resources Corporation, a Delaware corporation (the “Company”), in connection with the preparation for filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 300,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), issuable pursuant to the Nonstatutory Stock Option Grant Agreement dated as of November 1, 2004 (the “Agreement”), between the Company and Thomas C. Langford.

     We have examined the Agreement and such corporate records, documents, instruments and certificates of the Company, and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed without independent investigation the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity of any documents submitted to us as copies to their respective originals. As to certain questions of fact material to this opinion, we have relied without independent investigation upon statements or certificates of public officials and officers of the Company.

     Based upon such examination and review, we are of the opinion that the Shares have been duly and validly authorized and will, upon issuance and delivery as contemplated by the Agreement, be validly issued, fully paid and nonassessable outstanding shares of Common Stock.

     This Firm consents to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Porter & Hedges, L.L.P.

PORTER & HEDGES, L.L.P.